PENNSYLVANIA ENTERPRISES, INC.
                            DIRECTOR RETIREMENT PLAN
                    (Adopted effective as of January 1, 1999)


Pennsylvania  Enterprises,   Inc.  (the  "Company")  establishes  this  Director
Retirement Plan (the "Plan") to provide retirement benefits for members of its Board of Directors (the "Board of Directors") and/or the Board of Directors of PG Energy, Inc. (the "PGE Board" and "PGE," respectively) who are not employees of the Company or any of its subsidiaries, in order to provide appropriate compensation for their services, to help assure the Company's and PGE's continued ability to attract and retain individuals with superior talent, achievement and experience to serve as directors, and to help promote continued loyalty and goodwill among directors after retirement from the Board.

         Section 1. Eligibility: Each director of the Company and/or PGE (including each current director but excluding directors who retire prior to the date set forth in Section 16) who is not an employee of the Company or any of its subsidiaries who retires from the Board of Directors and/or the PGE Board after attaining age 60 and completion of five or more years of service on the Board of Directors and/or the PGE Board shall be entitled to receive retirement benefits under this Plan. Notwithstanding the foregoing, if a director accepts a position with any competing institution (as determined by the Board of Directors in its sole discretion) during or after the director's term on the Board of Directors and/or the PGE Board without approval of the Board of Directors, then such director shall forfeit any interest or right to benefits under this Plan. In addition, if the Board of Directors determines (in its sole discretion) that a retired director has acted against the best interests of the Company or PGE, such retired director shall forfeit any interest or right to benefits under this Plan. As used in this Plan, "retirement" means termination of service as a director under circumstances which entitle the director to a benefit under this Plan.

         Section 2. Retainer: The annual benefit payable pursuant to this Plan shall be determined as a percentage of the aggregate of the annual retainers for directors in effect at the Company and PGE on the date of the director's retirement (or, if the director served on the Board of only one of such companies, the annual retainer in effect at such company) (the "Retainer").

         Section 3. Annual Benefit: A director's annual retirement benefit shall be equal to 50% of the Retainer if he retires after completion of five years of service, increasing 5% per year to a maximum of 75% of the Retainer if the director retires after ten years of service.

         Section 4. Service: Length of service shall be measured from the date a director is elected to the Board of Directors or the PGE Board (or, if the director is or was an employee of the Company or any of its subsidiaries at the time of election to the Board, ceases to be an employee), and shall include service before the effective date of the Plan. Whole years only shall be used. (Whole years shall be measured in 12-month periods beginning on the date that the director is elected to the Board of Directors or the PGE Board or ceases to be an employee, as the case may be.) In the event service is interrupted, all complete months of service shall be aggregated to determine the number of whole years of service. Service shall not include periods of service as a director with a subsidiary or affiliated company unless the director was at the same time serving as a director of the Company and/or PGE, nor shall service include periods during which the director was an employee. Service on the Boards of both the Company and PGE in the same year shall entitle the director to credit for only one year of service.

         Section 5. Terms of Payment:  The annual  benefit as  determined  under
Section 3 will be payable for a term equal to the number of whole years of service determined under Section 4, provided such term shall not exceed ten years. The annual benefit will be paid on a quarterly basis starting with the first day of the calendar quarter next following the day on which the director retires from the Board of Directors or the PGE Board (or, if the director is then serving on the Board of both the Company and PGE, both such Boards).

         Section 6. Event of Death or Disability: If a director dies prior to retirement or prior to the completion of the payments to which he is entitled under Section 5, no benefits or further payments shall be due under this Plan. If a director's service on the Board of Directors and/or the PGE Board ceases due to the director's disability (as determined by the Board of Directors in its discretion) after the effective date of the Plan and after the director has served five or more years as a director, the director shall be entitled to benefits under the Plan commencing with the first day of the quarter next following the director's cessation of service (based on his actual years of service) even if the director's service ceased before he had attained age 60 and/or before January 1, 2000.

         Section 7. Change of Control: In the event of a Change of Control (as defined below), (i) a director who has previously retired with an entitlement to benefits under the Plan shall be paid a cash lump sum equal to the remaining benefits that would be payable to the director under Section 5 if the director had lived to receive all benefits payable to such director under this Plan, and
(ii) a director then serving on the Board of Directors and/or the PGE Board shall be paid a cash lump sum equal to the benefits that would be payable to him under Section 5 as if he had retired on the date of the Change of Control and lived to receive all benefits payable to him under this Plan. If a director has less than five years of service (as determined pursuant to Section 4) at the time of a Change of Control, such director shall be paid a cash lump sum benefit equal to the product of 10% of the Retainer for each of his whole years of service multiplied by the number of such years of service. For purposes of this
Section 7, payments shall be made even if the Change of Control occurs before the director attains age 60 and/or before January 1, 2000. For purposes of this Plan, a "Change of Control" shall be deemed to occur on:

                           (i) the date that any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") other than the Company and its subsidiaries as determined prior to that date, in a transaction or series of transactions has become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act) of 20% or more of the outstanding securities of the Company having the right under ordinary circumstances to vote at an election of the Board of Directors of the Company; or

                           (ii) the date on which one-third or more of the members of the Board of Directors of the Company shall consist of persons other than Current Directors (for these purposes, a "Current Director" shall mean any member of the Board of Directors as of the effective date of the Plan and any successor of a Current Director whose nomination or election has been approved by a majority of the Current Directors then on the Board of Directors); or

                           (iii) the date of approval by the stockholders of the Company of an agreement providing for the merger or consolidation of the Company with another corporation where (A) the stockholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors, or (B) where the members of the Board of Directors, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger; or

                           (iv) the date of approval by the stockholders of the Company of the sale or other disposition of all or substantially all of the assets of the Company.

         Section 8. Director Retirement Policy: Each director who begins service on the Board of Directors or the PGE Board after January 1, 1999 shall be required to retire from such Board effective as of the date of the Company's first annual meeting after his attainment of age 70.

         Section 9. Nature of the Benefit: The benefit provided by this Plan is a contractual obligation of the Company which is payable from the general assets of the Company and/or PGE that are subject to the claims of creditors of the Company. It is not intended that the Plan be funded, but the Company may in its sole discretion designate or segregate certain of its assets for the purposes of funding its obligations under the Plan.

         Section 10. Benefit Plan Only: Nothing contained in this Plan shall be construed to affect a director's status as a director or to give any director a right to be renominated or reelected to the Board of Directors or the PGE Board.

         Section 11. Assignability: No right to receive payments hereunder shall be transferable or assignable by a director. No right to receive payments hereunder shall be subject to seizure for the payment of any debts, judgments or other obligations of the director or shall be transferable by operation of law or otherwise to the creditors of a director.

         Section 12. Plan Administration: The Plan shall be administered by the Board of Directors. The Board of Directors shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions of the Plan. The Board of Directors may delegate ministerial and recordkeeping functions for the Plan to officers and employees of the Company. Decisions of the Board of Directors shall be final and binding on all directors.

         Section   13.   Allocation   of   Responsibility   to   Pay   Benefits:
Responsibility for payment of amounts payable under the Plan shall be allocated between the Company and PGE in proportion to the allocation of Retainer used in determining the annual benefit payable.

         Section 14. Amendment: The Plan may be amended, modified or terminated by the Board of Directors of the Company at any time. No amendment, modification or termination shall, without the consent of a director participating in the Plan, adversely affect such director's accrued benefits under the Plan as of the date of such amendment or termination. For purposes of this provision, a director's accrued benefits shall mean the benefits to which such director would be entitled under the Plan based on his years of service and the amount of the Retainer as of the date of the amendment or termination, regardless of whether the director had attained age 60 as of such date.

         Section 15. Governing Law: This Plan shall be interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

         Section 16. Effective Date: The Plan was adopted effective January 1, 1999. Except as provided in Sections 6 and 7, no benefits shall be paid under this Plan to directors of the Company or PGE who retire prior to January 1, 2000.


IN WITNESS WHEREOF, this Plan has been duly executed by an authorized officer of the Company and of PGE on this 25th day of January 1999.




                                           PENNSYLVANIA ENTERPRISES, INC.



                                    By
                                               Thomas F. Karam
                                      President and Chief Executive Officer




                                               PG ENERGY, INC.



                                     By
                                                Thomas F. Karam
                                       President and Chief Executive Officer